Exhibit 10.2

NOTE MODIFICATION AND EXTENSION AGREEMENT

THIS NOTE MODIFICATION AND EXTENSION AGREEMENT (this “Agreement”)

effective as of March 28, 2026, issued between Thru Tubing Solutions, Inc., a Delaware corporation, (the “Company”), and Houston Companies, L.P., a Delaware limited partnership (the “Holder”).

WHEREAS, the Holder is the owner and the holder of that certain Secured Seller Promissory Note, in the original face principal amount of $50,000,000.00, made by the Company in favor of the Holder on April 1, 2025 (the “Note”);

WHEREAS, the Holder and the Company have agreed to extend the due date of the initial installment of the Note as hereinafter set forth; and

WHEREAS, all capitalized terms set forth but not defined herein shall have the meanings ascribed to them as set forth in the Note.

NOW, THEREFORE, in consideration of the agreements herein expressed, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.	Section 1(a)(i) of the Note is hereby amended and restated in its entirety as follows:

“(i)a payment in the amount of $20,000,000 on the date that is forty (40) days following the first (1st) anniversary of the date hereof;”

2.	Section 8(b) of the Note is hereby amended and restated in its entirety as follows:

“(b)in the event Houston’s employment by Pintail is terminated with “Cause” (as such term is defined in the Employment Agreement):

(i)at any time during the period from and after the date hereof through the earlier of May 11, 2026 or Houston’s termination with Cause, (A) 100% of the outstanding principal balance, all accrued but unpaid interest, and all fees, expenses and other amounts that would have been payable by Maker under Sections 1(a)(ii) and 1(a)(iii) shall be cancelled, and

(B) 50% of each of (x) the outstanding principal balance (i.e., $10,000,000), (y) all accrued but unpaid interest, and (z) all fees, expenses and other amounts that would have been payable by Maker under Section 1(a)(i) shall be cancelled; provided, that the remaining 50% of such amounts that would have been payable by Maker under Section 1(a)(i) shall be retained by Maker (such retained amount, the “Note Holdback Amount”) and paid to Holder on the date that is fifteen (15) months after the date hereof; provided, further, that the Note Holdback Amount shall be reduced by the amount of Indemnity Losses (as such term is defined in the Purchase Agreement) (x) that were previously offset against the outstanding balance under this Note pursuant to and in accordance with Article VI of the Purchase Agreement, and (y) in connection with a claim for which an Indemnification Notice (as such term is defined in the Purchase Agreement) has been duly provided prior to the later of (1) the first (1st) anniversary of the date hereof, or (2) three (3) months after the date Houston's employment is terminated with "Cause," but only with respect to such claims for which a Buyer Indemnified Party is entitled to offset against the outstanding balance under this Note pursuant to and in accordance with Article VI of the Purchase Agreement, or

(ii)at any time during the period after May 11, 2026 through the Maturity Date, 100% of the then-outstanding principal balance hereunder, all accrued but unpaid interest, and all fees, expenses and other amounts payable by Maker hereunder shall be cancelled.”
3.All other terms, covenants and conditions of the Note, except as modified hereby, remain unmodified and are in full force and effect.
4.The Note and this Agreement shall be read together as one instrument and, except as modified hereby, the Note shall continue in full force and effect.
5.No provision of this Agreement may be modified, terminated, waived, or amended except in a writing signed by the parties hereto.
6.	The terms, covenants and conditions of the Employment Agreement shall remain in effect.

7.This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile machine, portable document format (“PDF”), Electronic Signature (as defined below) or other electronic means shall be deemed to have the same legal effect as delivery of a manually executed counterpart of this Agreement. The effectiveness of any such documents and signatures shall, subject to applicable laws, have the same force and effect as manually signed originals and shall be binding on the parties. “Electronic Signature” means any symbol or process attached to a document or instrument and executed or adopted by a person with the intent to sign the document or instrument, including, without limitation, any digital representation of a party’s signature created by scanning such party’s signature or by any electronic signature service such as DocuSign.
8.The Company covenants and agrees to comply with the terms, provisions and conditions of the Note, as modified hereby.

[Signature page follows]

IN WITNESS WHEREOF, this instrument has been executed by each of the parties hereto as of the date first above written.

THRU TUBING SOLUTIONS, INC.

By:	/s/ Ben M. Palmer
Name: Ben M. Palmer
Title: President

HOUSTON COMPANIES, L.P.

By:	/s/ Matthew T. Houston
Name: Matthew T. Houston
Title: President

By:	Houston Companies GP, LLC, its General Partner

By:	/s/ Matthew T. Houston
Name: Matthew T. Houston
Title: Authorized Signatory